Registration No. 333-150060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Emergent Group Inc.

(Exact name of Registrant as specified in its charter)

Nevada	93-1215401
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

10939 Pendleton Street

Sun Valley, California 91352

(818) 394-2800

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

2002 Employee Benefit and Consulting Services Compensation Plan

2001 Stock Option Plan

(Full title of the plan)

Gary D. Blackford, Chief Executive Officer Emergernt Group Inc. 10939 Pendleton Street Sun Valley, California 91352 (818) 394-2800	With copies to: Christopher J. Bellini Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Emergnet Group Inc., a Nevada corporation (the “Company”), removes from registration all unsold securities registered under the Registration Statement on Form S-8 (Registration Number 333-150060) filed by the Company on April 3, 2008 (the “Registration Statement”), with the U.S. Securities and Exchange Commission, pertaining to the registration of 325,000 shares of common stock, par value $0.04 per share, of the Company offered under the 2002 Employee Benefit and Consulting Services Compensation Plan (the “Plan”).

On February 6, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Universal Hospital Services, Inc., a Delaware corporation (“Parent”), and Sunrise Merger Sub, Inc., a Nevada corporation (the “Purchaser”) and a wholly owned subsidiary of Parent, providing for, among other things, the merger of the Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly owned by Parent. The Merger became effective at at 9:10 a.m., Pacific time, on April 1, 2011 (the “Effective Time”), pursuant to the Articles of Merger filed with the Secretary of State of the State of Nevada.

At the Effective Time, each share of common stock, par value $0.04 per share, of the Company issued and outstanding immediately prior to the Merger was canceled and (other than shares held (i) in the treasury of the Company or owned by the Purchaser or Parent or (ii) by any subsidiary of the Company or Parent (other than the Purchaser)) converted into the right to receive $8.46 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated the Plan and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Edina, State of Minnesota, on this 12th day of April, 2011.

Emergent Group Inc.

By:	/s/Gary D. Blackford
Gary D. Blackford
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

/s/Gary D. Blackford	Chairman of the Board and Chief Executive Officer	April 12, 2011
Gary D. Blackford	(principal executive officer)

/s/Rex T. Clevenger	Executive Vice President and Chief Financial Officer	April 12, 2011
Rex T. Clevenger	(principal accounting and financial officer)